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                                                                                                                          EXHIBIT 12

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                                                  Jostens, Inc, and Subsidiaries
                                         Computation of Ratio of Earnings to Fixed Charges
                                                            Exhibit 12
                                                            (unaudited)

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                              Nine months ended]        Years ended           [Six months ended]         Years ended
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                                  October 2      January 2    January 3        December 28    June 30     June 30        June 30
Dollars in thousands                1999            1999         1999              1996         1996        1995           1994
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
Earnings
Income from continuing
operations before income
taxes                         $   67,520         $  83,520     $  93,383       $      26      $   87,479    $   93,893   $    48,494

Interest expense
(excluding capitalized
interest)                          4,663             7,014         6,854           4,324           9,296         5,350         6,701

Portion of rent expense under
long-term operating leases
reprensentative of an interest
factor                             1,087             1,233         2,133           1,070           2,103         2,100         2,000

Amoritization of debt expense         71                12            12               6             107           102           102
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Total Earnings                $   73,341         $  91,779     $ 102,382       $   5,426      $   98,985    $  101,445   $    57,297
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Fixed charges
Interest expense
(including capitalized
interest)                          5,064             7,717         6,854           4,324           9,296         5,350         6,701

Portion of rent expense under
long-term operating leases
representative of an interest
factor                             1,087             1,233         2,133           1,070           2,103         2,100         2,000
Amoritization of debt expense         71                12            12               6             107           102           102
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Total fixed charges           $    6,222         $   8,962     $   8,999       $   5,400      $   11,506    $    7,552   $     8,803
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Ratio of earnings to
fixed charges                       11.8              10.2          11.4             1.0             8.6          13.4           6.5
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